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                                                                EXHIBIT 10.84

                         FOURTH MODIFICATION, EXTENSION
                             AND AMENDMENT OF LEASE



         This Fourth Modification Extension and Amendment of Lease is entered into this 15th day of November, 1993, between:


                 POYDRAS PLAZA VENTURE, a Louisiana partnership organized pursuant to a joint venture agreement dated September 28, 1972, as amended, represented herein by the undersigned authorized agent (hereinafter referred to as "Lessor");

                                      AND

                 RAMSAY HEALTH CARE, INC., a Delaware corporation, represented herein by the undersigned authorized agent (hereinafter referred to as "Lessee").


WITNESSETH THAT:

         WHEREAS, a Lease Agreement by and between Ayrshire Land Dome (now known as One Poydras Plaza Venture) as Lessor, Ire Services of America, Inc., now known as Ramsay Inc., as Lessee, was entered into on August 30, 1988 (the "Lease Agreement"), as supplemented by First Addendum to Lease dated of even date therewith (the "Addendum"), as amended by Second Amendment to Lease dated April 12, 1990 (the "Second Amendment") and Third Amendment to Lease dated October 1, 1991 (the "Third Amendment"), whereby Lessee leases from Lessor 11,715 square feet of net rentable area on the fourteenth floor of One Poydras Plaza (the "Old Leased Premises");

         WHEREAS, Lessor and Lessee desire to relocate Lessee to 11,817 square feet of net rentable area on the seventeenth floor of One Poydras Plaza (the "Leased Premises") and to make certain other amendments in the Lease Agreement, Addendum, Second Amendment and Third Amendment;

         NOW THEREFORE, in consideration of the premises, Lessor and Lessee do hereby agree to amend and extend the Lease Agreement, Second Amendment and the Third Amendment effective (except as otherwise provided in Paragraph 3 below), in the following particulars to-wit:



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1.       LEASED PREMISES

         The second paragraph of Section 1 (Leased Premises) of the Lease Agreement is deleted and the following two paragraphs are added in place thereof:

                 A certain portion of the seventeenth floor containing approximately 11,817 square feet of Net Rentable Area (herein referred to as "Leased Premises"). The location of the area to be occupied is shown on the floor plan attached hereto, as Exhibit A.

                 Lessee shall be entitled to occupy the Old Leased Premises until such time as the tenant improvements in the Leased Premises are substantially complete, but no later than April 1, 1994 (the "Move Date") provided, however, that to the extent the completion of the tenant improvements in the Leased Premises are delayed due to the fault of Lessor, the Move Date shall be delayed for a period of time equal to the time they were delayed due to the fault of the Lessor. In no event shall the Lessor be liable or responsible for any claims, damages or liabilities in connection with or by reason of the delayed delivery of the Leased Premises. Once Lessee has moved to the Leased Premises, the Old Leased Premises shall no longer be subject to this Lease and shall be released to Landlord.


2.       TERM

         Section 4 (Term) of the Lease Agreement is amended to read in full as follows:

                 This Lease commenced on October 1, 1988, and, subject to the terms and conditions set forth herein, shall continue in force for a term of five (5) years, beginning on the first day of April, 1994 (the "Commencement Date"), and ending on the thirty-first day of March, 1999.



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3.       BASE RENTAL

         Effective October 1, 1993, Section 5 (Rental) of the Lease Agreement as supplemented by the Addendum to Lease and as amended by the Second Amendment and the Third Amendment is hereby further amended to state Lessee's monthly rental payments to be as follows:

                 10/1/93 - 4/1/94:                 $9,762.50 per month.
                 ($10.00 per rentable square foot in Old Leased Premises per annum).

                 4/1/94 - 3/31/96:                 $12,801.75 per month.
                 ($13.00 per rentable square foot in Leased Premises per annum).

                 4/1/96 - 5/31/97:                 $13, 294.13 per month.
                 ($13.50 per rentable square foot in Leased Premises per annum).

                 4/1/97 - 3/31/99:                 $13,786.50 per month.
                 ($14.00 per rentable square foot in Leased Premises per annum).


4.       RENTAL ADJUSTMENT

         Paragraph 6 (Rental Adjustment) of the Lease Agreement is hereby amended to substitute the year "1994" for "1988" on the second line thereof:


5.       COST SAVING IMPROVEMENTS

         The provisions of Section 24 (Cost Saving Improvements) of the Lease Agreement are amended in whole to provide as follows:

                          In the event Lessor hereafter installs equipment,
                 devices or materials designed or intended to reduce labor or energy operating expenses of the Building ("Equipment") or makes any capital improvement (the "Improvements") to the Common Areas (as hereinafter defined) that is required under interpretations or regulations issued from time to time by any political subdivision having jurisdiction over the Building or under the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. Sections 12101-12213 (collectively, the "Disability Acts"), the cost of such Equipment or Improvements may be





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         amortized over a period of time determined by Lessor (but not shorter than the maximum time allowed for depreciation of such equipment or capital improvements by the Internal Revenue Service) together with interest at the rate of ten (10%) percent per annum on the unamortized balance, and shall be paid to Lessor in addition to the rental adjustment, at the times as set forth in paragraph 6 hereof. With respect to the cost of Equipment only, in no event shall such amortization expense and interest for all such Equipment for any single lease year exceed the operating expense savings generated by such Equipment. Operating expense savings will be determined by (1) calculating the actual operating expense as if no such Equipment had been installed, and (2) subtracting from this amount the "total cost of operating" the Building for the lease year in question. The term "Common Areas" as used herein means all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Lessor for the common and joint use of Lessor, Lessee and others designated by Lessor using or occupying space in the Building, including but not limited to, tunnels, walkways, sidewalks and driveways necessary for access to the Building, Building's lobbies, landscaped areas, public corridors, public restrooms, Building's stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Building and other designated by Lessor), drinking fountains and any such other areas and facilities, if any, as are designated by Lessor from time to time as Common Areas. Common Areas shall not include the parking garage. With respect to the cost of the Improvements only, in no event shall such amortization expense and interest for all such improvements for any single lease year exceed fifteen cents per square foot of net rentable area of the Leased Premises.



6.       RELOCATION

         The provisions of Section 25 (Relocation) of the Agreement are amended in whole to provide as follows:

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                          Lessor reserves the right on a one time basis, at its
                 option, to require Lessee to move from its Leased Premises, and relocate to other space on floors seventeen through twenty-eight in this Building. If Lessor exercises this option, it shall give Lessee six (6) months prior written notice and shall provide Lessee with such other space as is equal to or larger than the Leased Premises and of the same approximate quality. Lessor shall pay all actual expenses of such relocation including expenses of moving, shall give
                 Lessee a six (6) month abatement of base rental payments provided under Paragraph 5, and shall provide Lessee with comparable tenant finish improvements. In such event of relocation, this Lease shall otherwise continue in full force and effect, without interruption, as to all of its terms and conditions.



7.       DELETED PROVISIONS

         The provisions of Sections 2, Renewal Option; Section 3, Additional Terms of Right of Renewal; Section 4, Letter of Credit Security; Section 5, Parking; and Section 6, Moving Allowance, of the Addendum are hereby deleted.


8.       ADDITIONAL PROVISIONS

         The Lease Agreement is amended to delete Section 31 to the Lease Agreement and to add the following as Sections 31, 32, 33, 34 and 35 of the Lease Agreement:


                 31.      LIMITATION OF LESSOR'S LIABILITY

                          If Lessor, its employees, officers, or partners are
                 ordered to pay Lessee a money judgment because of Lessor's default, then Lessee's sole remedy to satisfy the judgment shall be (a) Lessor's interest in the Building and Land including the rental income and proceeds from sale; and (b) any insurance or condemnation proceeds received because of damage or condemnation to, or of, the Building or Land that are available for use by Lessor.



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                 32.      HAZARDOUS AND TOXIC MATERIALS

                          (a) Studies.  Lessee acknowledges that Lessor has
                 made available at Lessor's offices or Lessee's inspection and copying, a copy of a letter of review by 3D/International dated April 1, 1987, a copy of an Asbestos Containing Material Survey by BCM Engineers, Inc. dated August 12, 1992, and a Phase I Environmental Assessment conducted by BCM Engineers, Inc. dated October, 1992 (collectively hereinafter referred to as "Asbestos Review"). The purpose of the Asbestos Review is to indicate the presence or absence of toxic or hazardous materials (as defined hereafter) at the Building based on the present levels or content of said toxic or hazardous materials as presently set by the U.S. Environmental Protection Agency ("EPA") or the U.S. Occupational Safety and Health Administration ("OSHA"). Lessor makes no representations or warranties whatsoever (express or implied) to Lessee regarding: (i) the Asbestos Review (including, without limitation, the contents, accuracy and/or scope thereof) and Lessor has informed Lessee that said Asbestos Review is not a comprehensive survey of the Building for all forms of hazardous or toxic materials, including but not limited to asbestos containing materials, and cannot be relied upon as a representation that there are no hazardous or toxic materials at the Leased Premises or Building, whether addressed therein or not, or (ii) the presence or absence of toxic or hazardous materials in, at, or under the Leased Premises, the Building or the land on which the Building is located (the "Land").
                 Lessee: (x) shall not rely on, and Lessee hereby represents to Lessor that it has not relied on, the Asbestos Review, the same having been provided for informational purposes only; and
                 (y) acknowledges that Lessee has taken such actions as Lessee deems appropriate to fairly evaluate the Leased Premises and any risk from hazardous or toxic materials and has otherwise satisfied itself that the Leased Premises are acceptable and suitable from an environmental perspective. Prior to


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                 commencement of construction of Lessee's improvements, Lessee shall have ten (10) days to engage such specialists, and to make such studies and investigations, and conduct such tests and surveys of the Leased Premises from an environmental standpoint as Lessee deems necessary and appropriate: subject to the condition that all such studies and investigations shall be completed prior to the commencement of construction of Lessee's Improvements. Lessee shall restore the Leased Premises and hold Lessor harmless from and indemnify Lessor against all loss, damages and claims resulting from or relating to Lessee's studies, tests and investigations. If such studies, tests, investigations or surveys evidence hazardous or toxic materials with respect to the Leased Premises, Lessee shall have the right to terminate this Lease provided such rights shall be exercised, if at all, prior to the commencement of construction of Lessee's Improvements and within five (5) days after Lessee receives the evidence of hazardous or toxic materials. If Lessee does not exercise such right prior to commencement of construction of Lessee's Improvements and within such five (5) day period, Lessee's right to terminate this Lease shall be null and void and of no further force or effect.

                          Lessee shall furnish Lessor with a complete and
                 legible copy of any study, report, test, survey or investigation performed by or on behalf of Lessee at any time involving the Leased Premises, and, shall fully restore all areas and improvements where samples were taken or work performed, and repair all damage resulting from any of the same, and shall indemnify and hold Lessor harmless from and against all claims, actions, liabilities, damages, losses, injuries or deaths in connection with or arising out of, or from any inspection, testing, sampling, or similar or dissimilar activity conducted by Lessee, Lessee's agents or contractors at the Leased Premises or the Building for hazardous or toxic materials, whether under this Paragraph or otherwise under or in connection with this Lease.



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                          (b) Inspections.  Lessor shall have the right, upon
                 giving reasonable notice to Lessee, to periodically inspect, take samples for testing, and otherwise investigate the Leased Premises for the presence of hazardous or toxic materials including such studies and investigations, tests and surveys, and engage such specialists as Lessor deems appropriate to fairly evaluate the Leased Premises and any risk from hazardous or toxic materials. In connection with any inspections, samples, surveys or tests to be performed by Lessor, Lessor shall not unreasonably interfere with Lessee's business operations at the Leased Premises, and shall repair any damage to Lessee's property, inventory or fixtures damaged as a result of such inspections, samples, surveys or tests, and, shall furnish Lessee on request with a true and complete copy of any resulting report, survey or study.

                          (c) Prohibition on Placement or Disposal.  Lessee
                 shall not knowingly incorporate into, use, or otherwise place or dispose of at the Leased Premises or in the Building or on the Land any hazardous or toxic materials, except for use and storage of cleaning and office supplies used in the ordinary course of Lessee's business and then only if (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with the highest accepted industry standards for safety, storage, use and disposal, (iii) notice of and a copy of the current material safety data sheet is provided to Lessor for each such hazardous or toxic material and (iv) such materials are used, transported, stored, handled and disposed of in accordance with all applicable governmental laws, rules and regulations. Lessor shall not knowingly dispose of at the Leased Premises, Building or the Land, any hazardous or toxic materials and shall otherwise deal with all hazardous or toxic materials at the Leased Premises, Building or Land in a manner that will not materially and adversely affect Lessee's access, use or occupancy of the Leased Premises. If Lessor



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                 or Lessee ever has knowledge of the presence in the Leased
                 Premises, or the Building or the Land of hazardous or toxic materials which affect the Leased Premises, the party having knowledge shall notify the other party thereof in writing promptly after obtaining such knowledge. For purposes of this Lease, hazardous or toxic materials shall mean asbestos containing materials ("ACM") and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, waste or chemicals under then-current applicable governmental laws, rules or regulations or that are subject to any right-to-know laws or requirements.

                          (d) Lessee's Covenants to Remove.  If Lessee or its
                 employees, agents, or contractors shall ever violate the provisions of Paragraph (c) above or otherwise contaminate the Leased Premises or the Building or the Land, or if Lessee's acts, negligence, breach of this provision or business operations directly and materially expand the scope of or materially worsen any contamination from toxic or hazardous materials, then Lessee shall clean-up, remove and dispose of the materials causing the violation, in compliance with all applicable governmental standards, laws, rules and regulations, and repair any damage to the Leased Premises or Building within such period of time as may be reasonable under the circumstances after written notice by Lessor, provided that such work shall commence not later than thirty (30) days from such notice and be diligently and continuously carried to completion by Lessee or Lessee's designated contractors. Lessee shall notify Lessor of its method, time and procedure for any cleanup or removal of toxic or hazardous materials under this provision; and Lessor shall have the right to require reasonable changes in such method, time or procedure or to require the same to be done after normal business hours or when the Building is otherwise closed (i.e., weekends or holidays). Lessee's obligations under this Paragraph (d) shall survive the termination of this Lease.



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                 Lessee represents to Lessor that, except as has been disclosed to Lessor, Lessee has never been cited for or convicted of any hazardous or toxic materials violations under applicable laws, rules or regulations, related to the Leased Premises.

                 33.      LEASING COMMISSION

                          Lessor and Lessee acknowledge and represent that
                 there are no leasing commissions or bonuses due under this Lease Agreement, for which either party would be responsible, except for those which may be payable by Lessor to Premises Real Estate Services, Inc. in the amount of 2% of rentals due from April 1, 1994, to March 31, 1999, and to SRSA Commercial Real Estate, Inc. in the amount of 4% of rentals due from April 1, 1994, to March 31, 1999.

                          Lessor and Lessee warrant that the total commission
                 due said broker is set forth above and that there are no other real estate brokers or agents who are or might be entitled to a commission in connection with this Lease. Lessor and Lessee agree to indemnify and hold each other harmless from and against any liability or claim, whether meritorious or not, arising in respect of brokers and/or agents hired by the indemnitor and not so named.

                 34.      LESSEE'S RIGHTS IN RESPECT OF LESSOR DEFAULT

                          Lessee is granted no contractual right of termination
                 by this Lease, except to the extent and only to the extent set forth in Sections 15 and 21 hereof. If Lessee shall recover a money judgment against Lessor, such judgment shall be satisfied only out of the right, title and interest of Lessor in the Building and the Land as the same may then be encumbered and Lessor shall not be liable for any deficiency. If Lessor is found to be in default hereunder by reason of its failure to give a consent that it is required to give hereunder, Lessee's sole remedy will be an action for specific performance or injunction. The foregoing sentence shall in



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                 no event be construed as mandatorily requiring Lessor to give consent under this Lease. In no event shall Lessor be liable to Lessee for consequential or special damages by reason of a failure to perform (or default) by Lessor hereunder or otherwise. In no event shall Lessee have the right to levy execution against any property of Lessor other than its interest in the Building and Land as herein before expressly provided.

                 35.      LIABILITY OF PREMISES REAL ESTATE SERVICES, INC.

                          This Lease is executed by Premises Real Estate
                 Services, Inc. ("Premises") as property manager for Lessor. Premises warrants it is duly authorized to execute this Lease pursuant to a written agreement with Lessor. Except for the warranty of authorization contained in this paragraph, Premises shall have no liability for any provision, condition, statement or warranty provided for in this Lease.


9.       RENEWAL OPTION

         The Lease Agreement is hereby amended to add the following as Section
36:

                 36.      RENEWAL OPTION

                          Lessee is hereby granted the right in option to renew
                 and extend the Lease Term pursuant to all the terms and conditions of this Lease Agreement as amended, subject to the following conditions:

                          a. At the expiration of the original term of the lease, this Lease will be in full force and effect and Lessee must not be in default in the performance of its obligations hereunder.

                          b. The basic rental under Section 5 of the Lease Agreement for such



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                                  renewal period shall be the then current
                                  market rate for like or similar office space in the same building or in other Class A office buildings in the Central Business District of New Orleans. In no event, however, will the new base rent be less than that which was in effect during the final year of the initial lease term.

                          c. Upon the request of Lessee, Lessor shall give Lessee notice of the rate it considers to be the then current market rate referred to above. Lessee may exercise its right to renew hereunder by giving Lessor written notice on or before July 1, 1998. A failure by Lessee to timely exercise any available renewal right shall render such right null and void without further notice from Lessor.


10.      PARKING

         The Lease Agreement is hereby amended to add the following as Section
37:

                 37.      PARKING

                          Lessor shall make available to Lessee up to one (1)
                 non-reserved parking contract in the Poydras Plaza garage for each one thousand (1,000) square feet of Net Rentable Area of Leased Premises.

                          In addition to the above, Lessor will make available
                 to Lessee, up to two (2) 24-hour reserved spaces.  These two
                 (2)



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                 reserved spaces shall be at 50% of market rates for the first two years of the lease term, and at 90% of market rates for the remainder of the lease term.

                          Except for the two (2) reserved spaces designated as
                 reserved, all parking contracts provided for herein will be paid for by Lessee at market rates for said garage as they exist from time to time.


11.      EXPANSION RIGHTS

         The Lease Agreement is hereby amended to add the following as Section
38:


                 38.      EXPANSION RIGHTS

                          Lessee is granted the right to lease all unoccupied
                 space, as same may exist from time to time, on the 17th floor of the Building at "market rates" or any other rate mutually agreed by the parties. "Market rates" shall be that rental rate then currently being charged in this Building, or any like or similar Class "A" Office Buildings located in the Central Business District of the City of New Orleans.

                          The unoccupied space consists of two parts, the
                 "Expansion Space" as shown on Exhibit A hereto and any other vacant space on the 17th floor (the "Other Vacant Space").

                          Should Lessor desire to lease all or a portion of the
                 Expansion Space to a prospective tenant, it shall first give Lessee written notice of its intent to lease such space to said tenant, which notice shall contain the location and size of space it wishes to lease. Lessee may elect, within ten
                 (10) days of receipt of notice from Lessor, to exercise its right to lease such space by written notice to Lessor provided Lessee is not then in default under the Lease. Should Lessee decline to so lease, or should it fail to respond within ten
                 (10) days after receiving notice from Lessor of


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                 its intent to lease to a prospective tenant, then it shall forfeit its right to lease such space and Lessor may proceed to lease such space on any terms and conditions it may deem appropriate.

                          If Lessor does not consummate a lease of such space
                 with six (6) months to said prospective tenant, then the space shall revert to and become a part of the space subject to this right of first refusal granted to Lessee.

                          Lessor shall have the right to lease the Other Vacant
                 Space without notice to Lessee in which event it shall no longer be Other Vacant Space. If Lessee desires to lease Other Vacant Space, it shall so notify Lessor.

                          On April 1, 1996, Lessee shall have the following
                 option to lease the Expansion Space, subject to the terms and conditions hereinafter set forth:

                            (i) If Lessee desires to lease such Expansion Space, then it shall give written notice to Lessor not later than October 1, 1995, of the exercise of its option;

                           (ii) Said Expansion Space shall be added to and included in the Leased Premises, and the rental rate for such space shall be charged at the then current Market Rate, or any other rate mutually agreed by the parties, taking into account the terms specified in (iii) below;

                          (iii) The Expansion Space, if not previously improved, shall be improved to building standard specifications at Lessor's cost, and said space shall otherwise be subject to the same Rental Adjustments, term, and other conditions and provisions as contained in the Lease Agreement;




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                           (iv)   At the time Lessee exercises its option, this
                                  Lease must be in full force and effect and subject to no existing or impending defaults.


12.      CONDITIONS OF LEASED PREMISES AND TENANT IMPROVEMENTS; MOVING
ALLOWANCE

         Lessee acknowledges that it is satisfied with the condition of the Leased Premises, and hereby accepts the Leased Premises "as is" in its present state of condition and repair, with no obligation on the Lessor to improve same except as otherwise provided in a Work Letter between Lessor and Lessee.
Lessor shall also provide Lessee with a relocation allowance of $1.00 per rentable square foot as a contribution toward Lessee's moving and relocation costs within two weeks of Lessee's occupancy of the Leased Premises.

         Lessor makes no warranties as to its fitness or adequacy for the intended uses of the Leased Premises.


13.      SUPPLEMENTAL AIR CONDITIONING

         The Lease Agreement is hereby amended to add the following as Section
39:


                 39.      SUPPLEMENTAL AIR CONDITIONING

                          Lessor will install a supplemental air conditioning
                 unit to provide additional cooling to a portion of the Leased Premises. The electricity used by the supplemental air conditioning unit shall be separately metered and charged to Lessee at Lessor's cost. Any and all repairs made to the supplemental air conditioning unit shall be made at Lessee's cost.


14.      MISCELLANEOUS PROVISIONS

         The Lease Agreement Addendum and Amendment, as amended hereby, are hereby ratified and confirmed by the parties and continue in full force and effect as to all of its terms and conditions. The provisions hereof shall extend to and be binding upon the respective successors and permitted assigns of the parties hereto.

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         IN WITNESS WHEREOF, this Amendment and Extension of Lease Agreement is executed on the date first above written.



                                               ONE POYDRAS PLAZA VENTURE, Lessor





                                                RAMSAY HEALTH CARE, INC., Lessee